EXHIBIT 5.1

LOEWS CORPORATION

667 Madison Avenue

New York, New York 10065-8087

May 10, 2016

Loews Corporation

667 Madison Avenue

New York, New York 10065-8087

Ladies and Gentlemen:

I am providing this opinion as Deputy General Counsel of Loews Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of 9,000,000 shares of its common stock, $0.01 par value (the “Shares”), to be offered pursuant to the Loews Corporation 2016 Incentive Compensation Plan (the “Plan”). In connection therewith, I have examined or am otherwise familiar with the Company’s Certificate of Incorporation, the Company’s By-Laws, the Plan, the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to the Shares, relevant resolutions of the Board of Directors of the Company, and such other documents and instruments as I have deemed necessary for the purposes of this opinion. I hold stock appreciation rights to acquire Shares under the Company’s 2000 Stock Option Plan and restricted stock units under the Plan.

Based upon the foregoing, I am of the opinion that the Shares are duly authorized for issuance and when issued in accordance with the provisions of the Plan will be legally issued, fully paid and non-assessable shares of common stock of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Kenneth J. Zinghini
Kenneth J. Zinghini, Esq.
Vice President and
Deputy General Counsel